EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT



The following is a listing of Subsidiaries of the Corporation, their jurisdictions of incorporation, and the name under which they do business. Each is wholly owned. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1999. Certain subsidiaries listed on Exhibit 21 of the Corporation's 1998 Form 10-K were merged or divested during 1999.


                                                              JURISDICTION OF
          NAME OF SUBSIDIARY                                   INCORPORATION
          ------------------                                   -------------

        Hershey Chocolate & Confectionery Corporation            Delaware
        Hershey Chocolate of Virginia, Inc.                      Delaware